Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Abraxas Petroleum Receives Updated NASDAQ Notice Regarding Non-Compliance with Continued Listing Standards

SAN ANTONIO (February 25, 2020) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS)

On August 27, 2019, Abraxas Petroleum Corporation announced that it received notice from The NASDAQ Stock Market LLC ("NASDAQ") that the company did not then meet the NASDAQ continued listing standard which requires a minimum average closing price of $1.00 per share over a period of 30 consecutive trading days. NASDAQ had provided a period of 180 days following receipt of the notice to meet the standard and regain compliance for continued listing on the exchange.

The listed security has not regained compliance with the minimum average closing price of $1.00 per share requirement, however, NASDAQ staff has determined that the Company is eligible for an additional 180 day calendar period, or until August 24, 2020, to regain compliance. This determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the per share price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time during this additional time period the average closing price of the Company’s security is at least $1.00 per share for a minimum of 10 consecutive business days, NASDAQ will provide written confirmation of compliance and this matter will be closed.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain and Permian Basin regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steve Harris/Vice President – Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com